Mueller Industries, Inc. Announces Two-for-One Stock Split

COLLIERVILLE, Tenn., September 26, 2023 -- Mueller Industries, Inc. (NYSE: MLI) announced today that its Board of Directors has declared a two-for-one stock split to be effected in the form of a 100 percent stock dividend. Stockholders of record on October 6, 2023 will receive one additional share of common stock for each share of the Company’s common stock held on that date. The distribution date for the stock split, or the date on which new shares will be distributed from the Company’s transfer agent, Equiniti Trust Company, LLC, will be October 20, 2023. Following the stock split, the Company’s outstanding common shares will increase to approximately 113.5 million shares.

Mueller Industries, Inc. (NYSE: MLI) is an industrial corporation whose holdings manufacture vital goods for important markets such as air, water, oil and gas distribution; climate comfort; food preservation; energy transmission; medical; aerospace and automotive. It includes a network of companies and brands throughout North America, Europe, Asia, and the Middle East.

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Statements in this release that are not strictly historical may be “forward-looking” statements, which involve risks and uncertainties. These include risks relating to whether our shareholders will approve the proposed charter amendment, economic and currency conditions, continued availability of raw materials and energy, market demand, pricing, competitive and technological factors, and the availability of financing, among others, as set forth in the Company’s SEC filings. The words “outlook,” “estimate,” “project,” “intend,” “expect,” “believe,” “target,” “encourage,” “anticipate,” “appear,” and similar expressions are intended to identify forward-looking statements. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this report. The Company has no obligation to publicly update or revise any forward-looking statements to reflect events after the date of this report.

CONTACT Jeffrey A. Martin (901) 753-3226